Global Pharm Holdings Group Announces First Quarter 2011 Financial Results

Shenzhen, China, May 16, 2011 – Global Pharm Holdings Group, Inc. (OTCBB: GPHG.OB) (“Global Pharm” or the “Company”), a China-based leading vertically integrated pharmaceutical company engaged in pharmaceutical related products distribution and herbal cultivation businesses through its subsidiaries in the Anhui, Jilin, and Shandong provinces, today announced its unaudited financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights

▪	Net revenues were $42.1 million, an increase of 45.8% over the first quarter of 2010
▪	Gross profit was $7.8 million, an increase of 53.0% over the first quarter of 2010, with gross margin of 18.6%
▪	Operating income was $6.7 million, an increase of 43.6% over the first quarter of 2010
▪	Net income was $5.3 million, or $0.20 per diluted share, an increase of 51.6%, as compared to $3.5 million, or $0.18 per diluted share, in the same period in 2010
▪	Net operating cash generated during the quarter was $5.8 million

“We are pleased to report a good start of the fiscal year 2011 with a 45.8% increase in revenue compared with the same period last year. This sales growth is mainly driven by our wholly owned subsidiary Shandong Global Pharm (“Shandong Global Pharm,” formerly known as “Yaoyuan”) in the Shandong province, due to the significant increase in customer numbers and enlarged product portfolios,” stated Mr. Yunlu Yin, Chief Executive Officer of Global Pharm. “During the quarter, Global Pharm established two new 97% owned subsidiaries in the Anhui and Shandong provinces respectively, to start its projects of building modern Traditional Chinese Medicine, or TCM, herbal plantation bases. We anticipate that the establishment of the TCM herbal plantation bases will enhance our product portfolio, increase the profit margin, and later make the direct offer to our distribution business unit. Our distribution business will benefit from gaining access to high-quality TCM herb products directly from the source, as well as achieve increased revenue by the consecutive distribution of such herbal products. Following the integration, our distribution business would enjoy greater flexibility in terms of making coordinated sales efforts, allowing us to price our products and services more competitively.”

First Quarter 2011 Financial Summaries (Unaudited)

	Three months ended March 31		Change
(in $ millions, except per-share data in $)	2011	2010
Net Revenue	42.1	28.9	45.80%
Gross Profit	7.8	5.1	53.00%
Operating Income	6.7	4.6	43.60%
Income before income taxes	6.7	4.7	43.30%
Net Income	5.3	3.5	51.60%
Total comprehensive income	5.4	3.5	55.90%
Basic and diluted earnings per share	0.2	0.18	11.11%

First Quarter 2011 Results

Total net revenue was $42.1 million for the three months ended March 31, 2011, an increase of 45.8% compared with the same period in 2010. The revenue increase largely reflects strong sales of the pharmaceutical products distribution segment, which contributed $32.5 million or 77.1% of the Company’s total sales in the quarter, compared with $20.9 million or 72.2% of the total revenue in the corresponding quarter last year.

Below is a breakdown of sales per business segment for the three months ended March 31, 2011 and 2010, respectively:

For the Three Months Ended March 31 – Revenue
in USD except percentage	2011		2010		Change
		% of revenue		% of revenue		%
Pharmaceutical products distribution	$32,473,402	77.1	$20,866,986	72.2	$11,606,416	55.6
TCM processing and distribution	4,716,648	11.2	7,033,942	24.3	(2,317,294)	(32.9)
Herbal cultivation and sales	4,656,951	11.1	-	-	4,656,951	NA
Flower tea bags	273,756	0.6	991,942	3.4	(718,186)	(72.4)
Total	$42,120,757	100	$28,892,870	100	$13,227,887	45.8

The revenue of the pharmaceutical products distribution segment was $32.5 million for the three months ended March 31, 2011, an increase of 55.6% compared with the same period in 2010. The strong growth in the pharmaceutical products distribution segment was primarily due to a series of marketing activities to promote sales, a broader product portfolio offered to customers and improved efficiency in fulfilling sales orders. During the first quarter of 2011, Global Pharm’s distribution product portfolio expanded from approximately 7,000 products to over 9,000 products. In addition, in order to streamline internal operations and resource allocations, the Company reassigned approximately $2.1 million in revenue generated by the distribution of OEM (OEM drugs refer to generic drugs the Company purchases from pharmaceutical manufacturers that the Company rebrand and sell under its own brand names) products from the TCM processing and distribution business segment to the pharmaceutical product distribution segment in the first quarter of 2011.

The revenue of the TCM processing and distribution segment was $4.7 million, a decrease of approximately 32.9% from the first quarter of 2010, primarily due to approximately $2 million of related sales from OEM products for the three months ended March 31, 2011 have been recorded in the pharmaceutical product distribution segment.

The revenue of the herbal cultivation and sales segment was $4.7 million for the three months ended March 31, 2011. The increase was primarily attributable to the additional sales of herbal products for the three months ended March 31, 2011.  The Company had no herbal sales for the comparable period in 2010.

Revenue from the flower tea bags segment was $0.3 million for the three months ended March 31, 2011, compared to approximately $1.0 million for the comparable period in 2010. The significant decrease in sales of flower tea bags was mainly due to increased competition in the market and insufficient marketing.

Gross profit for first quarter 2011 was $7.8 million, an increase of 53.0%, from $5.1 million in the same period a year ago. Gross margins were 16.6%, 19.2%, 31.0%, and 34.0% for each of our pharmaceutical products distribution segment, TCM processing and distribution segment, herbal cultivation and sales segment, and flower tea bags segment, respectively. The increase was largely due to the stronger sales volume of its distribution business and the growth of its herbal cultivation and sales business in the first three months in 2011.

Operating expenses for the first quarter 2011 were $0.4 million, an increase of 150.1%, mostly due to an increase in advertising, freight and labor costs in order to support business growth and expansion.

General and administrative expenses for the first quarter 2011 were $0.7 million, an increase of 142.1%, which was consistent with the increase in net revenue and increased professional service fees of becoming a public company.

Operating income for the first quarter 2011 was $6.7 million, an increase of 43.6% from $4.6 million for the comparable period in 2010.

The effective tax rate for the Company’s operating subsidiaries was 20.6% for the first quarter 2011, and 25% in the same period in 2010. The reduced effective tax rate was mainly due to the increased contribution of its herbal cultivation and sales business, which is subject to zero income tax in the People’s Republic of China (“PRC”).

Net income for the first quarter 2011 was $5.3 million, or $0.20 per weighted and diluted share, compared with net income of $3.5 million, or $0.18 per weighted and diluted share, for the same period a year ago. The diluted weighted average number of shares outstanding was 26.0 million as of March 31, 2011.

Financial Condition

As of March 31, 2011, the Company had $8.9 million in cash and $23.1 million in accounts receivable compared with $4.3 million and $19.8 million as of December 31, 2010. The increase was in line with increased sales. The Company’s inventories increased to $17.7 million as of March 31, 2011 from $16.1 million as of December 31, 2010, mainly due to the increased scale of sales during the first quarter 2011. Working capital was $22.8 million, compared with $17.4 million at the end of 2010. As of March 31, 2011, the Company had $0.6 million in short-term debt compared with $2.0 million as of December 31, 2010. Stockholders' equity totaled $23.1 million as of March 31, 2011, compared with $17.6 million at the end of 2010.

For the period ended March 31, 2011, Global Pharm generated $5.8 million cash from operating activities, as compared to $0.2 million for the comparable period in 2010. The increase is primarily due to the additional $1.8 million in net income generated, $1.0 million in inventory, $2.1 million in other current assets, and the release of $1.2 million in restricted cash, offset by the decrease of $0.7 million in accounts receivable and $0.4 million of other accrued liabilities. The Company used $46.0 thousand in investing activities for the three months ended March 31, 2011 compared to $9.0 thousand in the same period in 2010, primarily as a result of increased capital expenditures. The Company used $1.1 million in cash for financing activities for the three months ended March 31, 2011 compared with $3.2 million for the three months ended March 31, 2010, a decrease of $2.1 million mainly due to loan payment in the first quarter in 2011 and the dividend paid to the former shareholders of $3.2 million in the comparable period in 2010.

Subsequent Events

On April 29, 2011, the Company’s Board of Directors appointed Mr. Yanliang Song as Vice President in charge of operations of Global Pharm for a term of three years, effective May 1, 2011, thereby increasing the number of Global Pharm executive officers from three to four.

On April 25, 2011, the Company suspended its flower tea bags and sales operations. The Company’s decision was based on the intentions of the local government of Bozhou, in conjunction with another pharmaceutical company, to expand the industry development park in Bozhou, that will utilize the site where Xuelingxian is currently located. The factory buildings and relevant land on which Xuelingxian is situated will be expropriated and Xuelingxian will be required to relocate to a new commercial address. The Company is currently evaluating potential new locations and is conducting market research on the flower tea bags market. The management will decide to either reopen the flower tea bags business in a new location or permanently close it after completing its market research, which expected to be completed in mid-2011.

On April 21, 2011, the Company obtained a business license for its newly established joint venture, Shandong Sino-Green TCM Tech Development Co., Ltd. ("Shandong Sino-Green") in Jinan City, Shandong Province. The joint venture was established between Shandong Global Pharm and Jinan Linong TCM Plantation Co., Ltd. ("Jinan Linong"), a PRC company, in Mashan Town of Changqing District of Jinan City, Shandong province. The registered capital of Shandong Sino-Green is RMB 10 million ($1.5 million). Shandong Global Pharm will invest RMB 9.7 million ($1.5 million) and Jinan Linong will invest RMB 0.3 million ($0.1 million), which reflects 97 percent and 3 percent of the ownership of Shandong Sino-Green, respectively. On April 20, 2011, the Company paid RMB 9.7 million (approximately $1.5 million) registered capital.

On April 6, 2011, the Company obtained the business license for its newly established joint venture, Anhui Sino-Green TCM Tech Development Co., Ltd” (“Anhui Sino-Green”). Global Pharm’s Hong Kong subsidiary, Hong Kong Wisdom Fortune Medicine Holding Group Ltd. (Wisdom Fortune) together with Anhui Qianyi Pharmaceutical Co., Ltd. (“Qianyi Pharmaceutical”), a PRC company, established the Anhui Sino-Green in Bozhou City, Anhui Province with the registered capital of $10 million. Wisdom Fortune will invest $9.7 million and Qianyi Pharmaceutical will invest $0.3 million, which reflects 97 percent and 3 percent of the ownership of Anhui Sino-Green, respectively. The Company is required to pay approximately $1.5 million registered capital by July 6, 2011 and $8.2 million by April 6, 2013. The Company will fund the registered capital from working capital.

Business Outlook

“We are pleased with our first quarter performance of the pharmaceutical distribution business, especially in the Shandong province. Following the rapid development of the pharmaceutical market in China, we expect to sustain our organic growth by continuing our market development to broaden our customer bases, enhancing our distribution process to improve operating efficiency, increasing marketing efforts, increasing coordination with suppliers and manufacturers and expanding our product portfolio. In addition, we plan to effectively utilize the purchasing power supported by the strategic alliance between our distribution business and our pharmaceutical manufacture suppliers in the Shandong province in order to obtain more attractive procurement prices and value-added services from pharmaceutical manufactures,” said Mr. Yin.

For the remaining quarters of 2011, we expect to continue our acquisition efforts by targeting several city-level distributors in the Shandong province. The purpose of this consolidation effort is to reduce the incumbent distribution tiers and lower the price mark-up of pharmaceuticals. Moreover, with support from the Bozhou Municipal Government and the Mashan Town Government of Jinan City, we expect to increase our investment in our TCM herbal plantation business in Anhui and Shandong provinces. Through the integration of herbal cultivation and the establishment of a broader regional sales network, we expect to create significant synergies that empower Global Pharm to gain more market share in pharmaceutical distribution and to enhance the overall profitability of our business. We look forward to continuously strengthening our local market leadership position in 2011 and beyond,” concluded Mr. Yin.

About Global Pharm Holdings Group, Inc.

Global Pharm Holdings Group, Inc. operates as a pharmaceutical distribution and herbal cultivation business in the People's Republic of China. Through its subsidiaries, Shandong Global Pharm Co., Ltd., Tonghua Tongdetang Pharmaceutical & Medicinal Material Co., Ltd., Anhui Xuelingxian Pharmaceutical Co., Ltd., Anhui Sino-Green TCM Tech Development Co., Ltd. and Shandong Sino-Green TEC Tech Development Co., Ltd. Currently, Global Pharm owns GSP-certified, modern logistics distribution centers totally occupying 237,600 square feet, manages over 13,000 inventory products and 1,812 acres herbal cultivation base. Its sales network covers Shandong, Jilin, and Anhui provinces, as well as other developed provinces in China. Global Pharm intends to establish an integrated value chain in the pharmaceutical industry through strategic acquisitions within pharmaceutical production, distribution, and retail sectors. Global Pharm anticipates it will achieve a solid distribution capacity and grow to be a major rapid-growing and profitable pharmaceutical company. For further information, please visit the Company’s corporate website at http://www.globalpharmholdings.com.

Forward-looking Statements

Certain statements set forth in this press release contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors as they relate to our industry, our operations and results of operations, plans for future facilities, capital-expenditure plans, and any businesses that we may acquire. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results.

–FINANCIAL TABLES FOLLOW—

GLOBAL PHARM HOLDINGS GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2011 (Unaudited)	December 31, 2010
Current assets:
Cash and cash equivalents	$8,905,768	$4,271,498
Accounts receivable	23,127,696	19,771,619
Inventories	17,737,211	16,058,760
Restricted cash	369,422	1,538,251
Other current assets	949,813	1,326,660
Total current assets	51,089,910	42,966,788
Property, plant and equipment, net	238,795	210,665
Total assets	$51,328,705	$43,177,453

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term loans	$610,677	$1,972,150
Bank acceptance	260,108	21,212
Accounts payable and accrued expenses	24,752,556	20,944,923
Income and other taxes payable	1,447,207	1,728,499
Due to related party	1,189,421	882,505
Total current liabilities	28,259,969	25,549,289
Stockholders' equity:
Common stock, par value, $ 0.001 per share, 100,000,000 shares authorized, 26,000,000 issued and outstanding.	26,000	26,000
Additional paid-in capital	9,200,623	9,200,623
Statutory surplus reserves	1,310,701	1,310,701
Retained earnings	11,837,920	6,546,406
Accumulated other comprehensive income	693,492	544,434
Total stockholders' equity	23,068,736	17,628,164
Total liabilities and stockholders' equity	$51,328,705	$43,177,453

GLOBAL PHARM HOLDINGS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended March 31,
	2011	2010
Revenues, net	$42,120,757	$28,892,870
Cost of goods sold	34,296,106	23,777,194
Gross profit	7,824,651	5,115,676
Expenses:
Operating expenses	419,050	167,570
General and administrative	733,019	302,783
Income from operations	6,672,582	4,645,323
Interest (expense) income	(4,147)	5,915
Miscellaneous expense	(1,874)	-
Income before income taxes	6,666,561	4,651,238
Provision for income taxes	1,375,047	1,161,722
Net income	5,291,514	3,489,516
Other comprehensive income
Foreign currency translation adjustment	149,058	(812)
Total comprehensive income	$5,440,572	$3,488,704
Earnings per share of common stock:
Basic and diluted earnings per share	$0.20	$0.18
Basic and diluted weighted average shares	26,000,000	19,094,000

GLOBAL PHARM HOLDINGS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three months ended March 31,
	2011	2010
Cash flows from operating activities
Net Income	$5,291,514	$3,489,516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,894	16,975

Changes in operating assets and liabilities:
Accounts receivable	(3,215,411)	(2,522,535)
Inventories	(1,569,016)	(2,520,577)
Restricted cash	1,173,196	-
Other current assets	383,506	(1,685,213)
Accounts payable and other accrued liabilities	3,657,596	4,011,196
Other taxes payable	(290,947)	329,736
Due to related party	312,770	(928,148)
Net cash provided by operating activities	5,762,102	190,950

Cash flows from investing activities
Purchase of property, plant and equipment	(45,560)	(9,092)

Cash flows from financing activities:
Short-term loan borrowing	-	219,713
Short-term loan repayments	(1,367,704)	-
Bank acceptance	237,663	(219,713)
Dividend paid to the former shareholders	-	(3,208,521)
Net cash used in financing activities	(1,130,041)	(3,208,521)

Net increase (decrease) in cash and cash equivalents	4,586,501	(3,026,663)
Effect of exchange rate changes on cash and cash equivalents	47,769	(3,245)
Cash and cash equivalents - beginning of period	4,271,498	7,455,147
Cash and cash equivalents - end of period	$8,905,768	$4,425,239
	-
Supplemental disclosure of cash flow information:
Cash paid for interest	$10,747	$829
Cash paid for income taxes	$1,179,482	$690,986

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For Additional Information Contact

Global Pharm Holdings Group, Inc.
Ms. Susan Liu
Phone: +86-755-3693-9373 (Shenzhen, China)
Email: susanliu@globalpharmholdings.com

CCG Investor Relations, Inc.
Ms. Linda Salo, Account Manager
Phone: +1-646-922-0894 (New York, USA)
Email:linda.salo@ccgir.com